Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-50005, 333-89453, 333-48420, 333-135772, 333-151841, 333-158610, 333-191549, 333-212344, 333-224570, 333-237949, and 333-257508) and Form S-3ASR (Nos. 333-215907 and 333-236084) pertaining to the Employees' Savings Plan of H.B. Fuller Company of our reports dated January 25, 2022, with respect to the consolidated financial statements of H.B. Fuller Company, and the effectiveness of internal control over financial reporting of H.B. Fuller Company, included in this Annual Report (Form 10-K) of H.B. Fuller Company for the year ended November 27, 2021.

/s/ Ernst and Young LLP

Minneapolis, Minnesota

January 25, 2022